Exhibit 99.1

Willis Group Reports First Quarter 2010 Results

Reported net income per diluted share from continuing operations of $1.20;
adjusted net income per diluted share from continuing operations of $1.27

5 percent reported growth in commissions and fees compared with first quarter of 2009

3 percent organic growth in commissions and fees compared with first quarter of 2009, with positive organic growth in commissions and fees in each segment:
1 percent in North America; 7 percent in Global; 3 percent in International

Reported operating margin of 31.0 percent; adjusted operating margin of 32.2 percent

NEW YORK--(BUSINESS WIRE)--April 28, 2010--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter ended March 31, 2010.

“We delivered another solid quarter of financial results, supported by positive organic growth in each segment of our business. Combined with our continued focus on cost control, we expanded our adjusted operating margin by over 200 basis points,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “I am pleased with our performance in the quarter as we continue to face a challenging environment, with rates still soft and economic pressures persisting in a number of countries in which we operate.”

First Quarter 2010 Financial Results

Reported net income from continuing operations for the first quarter of 2010 was $204 million, or $1.20 per diluted share, compared with $192 million, or $1.15 per diluted share, in the same period a year ago. Reported net income in the first quarter of 2010 was impacted by a charge of $12 million, or $0.07 per diluted share, relating to the devaluation of the Venezuelan currency, and in the first quarter of 2009, by certain items, which are detailed later in this release.

Adjusted net income per diluted share from continuing operations was $1.27 in the first quarter of 2010 compared with $1.16 in the first quarter of 2009. Other foreign currency movements positively impacted adjusted earnings per diluted share from continuing operations by $0.06 in the first quarter of 2010.

Total reported revenues for the first quarter of 2010 were $972 million compared with $930 million for the same period of 2009, an increase of 5 percent. Total commissions and fees were $963 million, an increase of 5 percent from $915 million reported in the first quarter of 2009. Foreign currency movements increased reported commissions and fees by 3 percent compared with the same period a year ago. Investment income was $9 million in the first quarter of 2010 compared with $13 million in the first quarter of 2009, a decline of 31 percent, principally due to lower interest rates.

Organic growth in commissions and fees was 3 percent in the first quarter of 2010 compared with the same period of 2009. Organic growth reflected net new business won of 5 percent, driven by solid new business generation with steady retention of existing clients. Partially offsetting net new business growth was a negative 2 percent impact from declining premium rates and other market factors.

The North America segment reported 3 percent decline in commissions and fees and 1 percent growth in organic commissions and fees in the first quarter of 2010 compared with the same period of 2009. Included in North America reported commissions and fees were legacy HRH contingent commissions of $8 million in the first quarter of 2010 compared with $20 million in the first quarter of 2009. North America continues to generate strong new business, with steady client and producer retention. The North America segment continued to benefit from specialist industry expertise, with strong results from the healthcare, financial institutions, personal lines and real estate/hospitality businesses. North America’s results also continue to reflect headwinds from the soft insurance market conditions and ongoing weakness in the US economy. As a result of organic growth in commissions and fees and ongoing cost management, operating margin expanded 60 basis points to 25.5 percent in the first quarter of 2010 compared with the prior year period.

The International business segment reported 12 percent growth in commissions and fees and 3 percent organic growth in commissions and fees in the first quarter of 2010 compared with the same period of 2009. Strong growth in the emerging economies of Latin America, Asia and Eastern Europe, was partially offset by slowing growth in some developed European economies and continued weakness in the UK and Ireland retail market. Excluding the UK and Ireland, the International business segment organic growth was 5 percent. Strong new business more than offset the soft rate environment and weakness in the UK and Ireland market. Operating margin was 33.9 percent compared with 34.9 percent in the first quarter of 2009.

The Global segment, which comprises the Reinsurance, Global Specialties, Faber & Dumas, and Willis Capital Markets & Advisory divisions, reported 9 percent growth in commissions and fees and 7 percent organic growth in commissions and fees in the first quarter of 2010 compared with the first quarter of 2009. Growth was primarily driven by the Reinsurance division, with strong organic growth in commissions and fees, especially in North America. Solid net new business in this division more than offset the softness in reinsurance rates. Global Specialties contributed positive organic growth in commissions and fees, led by financial and executive risks and marine. Operating margin was a seasonally high 45.5 percent, in line with the first quarter of 2009.

Reported salaries and benefits were $486 million in the first quarter of 2010 compared with $480 million in the first quarter of 2009. Salaries and benefits improved to 50.0 percent of total revenue in the first quarter of 2010 compared with 51.6 percent in the first quarter of 2009.

Salaries and benefits do not reflect the unamortized portion of annual cash retention awards made to employees. Employees must repay a proportionate amount of these cash retention awards if they voluntarily leave the Company's employ (other than in the event of retirement or permanent disability) before a certain time period, currently three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made.

During the first quarter of 2010, the Company made $169 million of cash retention payments compared with $111 million in the first quarter of 2009. Salaries and benefits in the first quarter of 2010 include $28 million of amortization of cash retention payments made on or before March 31, 2010 compared with $18 million in the first quarter of 2009. As of March 31, 2010, December 31, 2009 and March 31, 2009, the Company included $233 million, $98 million and $127 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made on or before those dates.

Reported other operating expenses were $149 million in the first quarter of 2010 compared with $138 million in the first quarter of 2009. Other operating expenses as a percentage of revenues were 15.3 percent in the first quarter of 2010 compared with 14.8 percent in the same quarter a year ago. Reported other operating expenses for the first quarter of 2010 included $12 million in respect to the devaluation of the Venezuelan currency.

Reported operating margin was 31.0 percent for the first quarter of 2010 compared with 29.5 percent for the same period of 2009. Excluding the impact from the devaluation of the Venezuelan currency and other items, which are detailed later in this release, adjusted operating margin was 32.2 percent for the first quarter of 2010 compared with 29.8 percent for the prior year period. The improvement in the adjusted operating margin reflected solid organic growth in commissions and fees and other expense savings.

Tax

The effective tax rate for the quarter ended March 31, 2010 was 26 percent. After adjusting for the net effect of certain items, the underlying effective tax rate for the quarter ended March 31, 2010 remained at 26 percent, the same underlying effective tax rate as for the full-year 2009.

Capital

As of March 31, 2010, cash and cash equivalents totaled $196 million and total debt was $2.4 billion. Total equity as at March 31, 2010 was $2.4 billion.

Dividend

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on July 16, 2010 to shareholders of record on June 30, 2010.

Conclusion

“As we move through 2010, we will continue to reinforce our sales and revenue culture, maintain disciplined expense management to fund growth and work to further strengthen our balance sheet. Even as we face continued challenges from economic and rate headwinds, I believe these efforts position us well for continued success,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings.

Conference Call and Web Cast

A conference call to discuss the first quarter 2010 results will be held on Thursday, April 29, 2010, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, through May 30, 2010 at 11:59 PM Eastern Time, by calling (877) 387-6450 (domestic) or +1 (203) 369-4751 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the Shaping Our Future, Right Sizing Willis initiatives or any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  changes in the tax or accounting treatment of our operations;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2009 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or on request from the Company as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed financial statements.

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)

	Three months ended
	March 31,
	2010	2009
Revenues
Commissions and fees	$963	$915
Investment income	9	13
Other income	-	2
Total revenues	972	930
Expenses
Salaries and benefits (including share-based compensation of $12 million, $5 million)	486	480
Other operating expenses	149	138
Depreciation expense	15	14
Amortization of intangible assets	21	24
Total expenses	671	656
Operating Income	301	274
Interest expense	43	38
Income from Continuing Operations before Income Taxes and Interest
in Earnings of Associates	258	236
Income taxes	67	62
Income from Continuing Operations before Interest in Earnings of Associates	191	174
Interest in earnings of associates, net of tax	20	26
Income from Continuing Operations	211	200
Discontinued Operations, net of tax	-	1
Net Income	211	201
Net income attributable to noncontrolling interests	(7)	(8)
Net Income attributable to Willis Group Holdings plc	$204	$193

Amounts attributable to Willis Group Holdings plc shareholders
Income from Continuing Operations, net of tax	$204	$192
Income from Discontinued Operations, net of tax	-	1
Net Income	$204	$193

Earnings per Share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$1.21	$1.15
Discontinued Operations	-	0.01

Net Income attributable to Willis Group Holdings plc shareholders	$1.21	1.16

Diluted Earnings per Share:
Continuing Operations	$1.20	$1.15
Discontinued Operations	-	0.01

Net Income attributable to Willis Group Holdings plc shareholders	$1.20	$1.16
Average Number of Shares Outstanding
- Basic	169	167
- Diluted	170	167

Shares Outstanding as of March 31 (thousands)	169,380	167,310

WILLIS GROUP HOLDINGS plc
SUMMARY DRAFT BALANCE SHEETS
(in millions) (unaudited)

	March 31,	December 31,
	2010	2009
Assets
Cash & cash equivalents	$196	$191
Fiduciary funds—restricted	1,675	1,683
Accounts receivable, net	10,528	8,638
Fixed assets, net	352	352
Goodwill and intangibles, net	3,823	3,849
Investments in associates	172	156
Deferred tax assets	88	82
Pension benefits asset	95	69
Other assets	686	603
Total Assets	$17,615	$15,623
Liabilities and Equity
Accounts payable	$11,494	$9,686
Deferred revenue and accrued expenses	248	301
Deferred tax liabilities	27	29
Income taxes payable	82	46
Short-term debt	193	209
Long-term debt	2,204	2,165
Liability for pension benefits	179	187
Other liabilities	789	771
Total Liabilities	$15,216	$13,394

Equity attributable to Willis Group Holdings plc	2,349	2,180
Noncontrolling interests	50	49
Total Equity	2,399	2,229
Total Liabilities and Equity	$17,615	$15,623

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

The following table reconciles organic commissions and fees growth by business unit to the percentage change in reported commissions and fees for the three months ended March 31, 2010:

	Three months ended
	March 31,			Change attributable to
							Organic
				Foreign	Acquisitions		commissions
			%	currency	and		and fees
	2010	2009	Change	translation	disposals		growth (a)
Global	$ 301	$ 275	9%	3%	(1)%		7%
North America	361	371	(3)%	0%	(4)%	(b)	1%
International	301	269	12%	7%	2%		3%
Commissions and fees	$ 963	$ 915	5%	3%	(1)%		3%

(a) Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b) Included in North America reported commissions and fees were legacy HRH contingent commissions of $8 million in the first quarter of 2010 compared with $20 million in the first quarter of 2009.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3. Adjusted Operating Income

The following table reconciles adjusted operating income to operating income, the most directly comparable GAAP measure, for the three months ended March 31, 2010 and 2009:

	Three months ended
	March 31,
			%
	2010	2009	Change
Operating Income, GAAP basis	$ 301	$ 274	10%
Excluding:
Venezuela currency devaluation (a)	12	-
HRH integration costs	-	3

Adjusted Operating Income	$ 313	$ 277	13%
Operating Margin, GAAP basis, or Operating Income
as a percentage of Total Revenues	31.0%	29.5%
Adjusted Operating Margin, or Adjusted Operating
Income as a percentage of Total Revenues	32.2%	29.8%

(a) With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

Note: Severance costs arise in the ordinary course of business and these charges (pre-tax), relating to approximately 260 positions, amounted to $8 million in the first quarter of 2010 ($16 million in the first quarter of 2009).

4. Adjusted Net Income

The following table reconciles adjusted net income to net income, the most directly comparable GAAP measure, for the three months ended March 31, 2010 and 2009:

				Per diluted share
	Three months ended			Three months ended
	March 31,			March 31,
			%			%
	2010	2009	Change	2010	2009	Change
Net Income from Continuing Operations, GAAP basis	$ 204	$ 192	6%	$ 1.20	$ 1.15	4%

Excluding:
Venezuela currency devaluation, net of tax ($nil) (a)	12	-		0.07	-
HRH integration costs, net of tax ($1)	-	2		-	0.01

Adjusted Net Income from Continuing Operations	$ 216	$ 194	11%	$1.27	$ 1.16	9%

Diluted shares outstanding, GAAP basis	170	167

(a) With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

Note: Severance costs arise in the ordinary course of business and these charges (post-tax), relating to approximately 260 positions, amounted to $6 million in the first quarter of 2010 ($12 million in the first quarter of 2009).

5. Condensed Consolidated Income Statements by Quarter

	2009					2010
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$915	$772	$714	$809	$3,210	$963
Investment income	13	12	10	15	50	9
Other income	2	-	1	-	3	-
Total Revenues	930	784	725	824	3,263	972
Expenses
Salaries and benefits	480	443	449	455	1,827	486
Other operating expenses	138	139	151	167	595	149
Depreciation expense	14	14	15	17	60	15
Amortization of intangible assets	24	23	29	24	100	21
Net gain on disposal of operations	-	-	(1)	(12)	(13)	-
Total Expenses	656	619	643	651	2,569	671
Operating Income	274	165	82	173	694	301
Interest expense	38	43	47	46	174	43

Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	236	122	35	127	520	258
Income tax charge / (credit)	62	31	(29)	32	96	67

Income from Continuing Operations before Interest in Earnings of Associates	174	91	64	95	424	191
Interest in earnings of associates, net of tax	26	-	16	(9)	33	20
Income from Continuing Operations	200	91	80	86	457	211
Discontinued Operations, net of tax	1	-	1	-	2	-
Net Income	201	91	81	86	459	211
Net income attributable to noncontrolling interests	(8)	(4)	(2)	(7)	(21)	(7)
Net Income attributable to Willis Group Holdings plc	$193	$87	$79	$79	$438	$204

Diluted Earnings per Share
- Continuing Operations	$1.15	$0.52	$0.46	$0.47	$2.58	$1.20
- Discontinued Operations	0.01	-	0.01	-	0.01	-
Net Income attributable to Willis Group Holdings plc shareholders	$1.16	$0.52	$0.47	$0.47	$2.59	$1.20
Average Number of Shares Outstanding
- Diluted	167	168	169	169	169	170

6. Segment Information by Quarter

	2009					2010
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and Fees
Global	$275	$207	$175	$165	$822	$301
North America	371	332	320	345	1,368	361
International	269	233	219	299	1,020	301
Total Commissions and Fees	$915	$772	$714	$809	$3,210	$963

Total Revenues
Global	$278	$209	$176	$172	$835	$303
North America	377	336	325	348	1,386	365
International	275	239	224	304	1,042	304
Total Revenues	$930	$784	$725	$824	$3,263	$972

Operating Income
Global	$127	$74	$33	$21	$255	$138
North America	94	75	70	89	328	93
International	96	55	30	95	276	103
Corporate and Other (a)	(43)	(39)	(51)	(32)	(165)	(33)
Total Operating Income	$274	$165	$82	$173	$694	$301

Organic Commissions and Fees Growth
Global	5%	7%	4%	1%	4%	7%
North America	(5)%	(8)%	(3)%	1%	(3)%	1%
International	5%	5%	3%	3%	4%	3%
Total Organic Commissions and Fees Growth	2%	1%	2%	2%	2%	3%

Operating Margin
Global	45.7%	35.4%	18.8%	12.2%	30.5%	45.5%
North America	24.9%	22.3%	21.5%	25.6%	23.7%	25.5%
International	34.9%	23.0%	13.4%	31.3%	26.5%	33.9%
Total Operating Margin	29.5%	21.0%	11.3%	21.0%	21.3%	31.0%

(a)	Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and the costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland.

CONTACT:
Willis Group Holdings plc
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Joshua King, 212-915-8268
joshua.king@willis.com